Exhibit 10.3

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of August 6, 2012 by and among HPT IHG-2 PROPERTIES TRUST, a Maryland real estate investment trust (“Owner”), HPT TRS IHG-2, INC., a Maryland corporation (“TRS” and, together with Owner, collectively, “Seller”), and AUBURN HILLS SUITES LLC, a Michigan limited liability company (“Purchaser”).

WITNESSETH:

WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, Seller’s entire right, title and interest in and to the following:  the land described on Exhibit A hereto, together with all easements, rights of way, privileges, licenses and appurtenances with respect thereto, all buildings, structures and other improvements located thereon, and all other tangible or intangible property owned by Seller and used exclusively in connection with the foregoing, if any (collectively, the “Property”);

NOW, THEREFORE, Seller and Purchaser agree as follows:

1.                                       Closing.  The purchase and sale of the Property shall be consummated at a closing (the “Closing”) to be held at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts, at 10:00 a.m., local time, on August 29, 2012, as the same may be accelerated or extended by agreement of the parties (the “Closing Date”).

2.                                       Purchase Price.  At the Closing, Purchaser shall pay the amount of Three Million Five Hundred Ten Thousand and 00/100s Dollars ($3,510,000.00) (the “Purchase Price”) to Seller, subject to adjustment as hereinafter provided, by wire transfer of immediately available funds to an account designated by Seller.

3.                                       Title.  The real estate shall be conveyed by a deed running to Purchaser in substantially the form of the deed by which Owner obtained title to such real estate (the “Deed”).  Such deed shall convey good and valid title to the real estate, free from encumbrances, except the following: (a) provisions of applicable laws; (b) taxes and assessments for the current year that are not yet due and payable (or if due and payable, not yet delinquent); and (c) easements, restrictions, reservations and other matters of record, so long as the same do not materially and unreasonably interfere with the use and operation of the Property as a hotel in substantially the same manner as currently operated.  Seller agrees to execute a customary title affidavit, in form and substance reasonably satisfactory to Seller, in order to enable Purchaser’s title company (the “Title Company”) to issue a title insurance policy to Purchaser without exceptions for parties in possession or mechanic’s liens.  If Seller shall be unable to convey title as required hereunder, then Purchaser shall have the right to accept such title as Seller can deliver without any reduction in the Purchase Price or to terminate this Agreement.

4.                                       Closing Documents.  At the Closing, Seller shall deliver to Purchaser the following: (i) the Deed, duly executed and acknowledged by Owner; (ii) a bill of sale, without warranty of any kind and otherwise in form and substance reasonably satisfactory to Seller and Purchaser, with respect to any personal property to be conveyed hereunder, duly executed by Seller; (iii) an assignment and assumption agreement, in form and substance reasonably satisfactory to Seller and Purchaser, with respect to any intangible property to be conveyed hereunder (but only to the extent such intangible property is freely transferable), duly executed by Seller; (iv) a so-called “FIRPTA Certificate”, duly executed by Owner; (v) a closing statement showing the Purchase Price, apportionments and fees, and costs and expenses paid in connection with the Closing, duly executed by Seller; and (vi) such other conveyance documents, certificates, deeds and other instruments as Purchaser, Seller or the Title Company may reasonably require and as are customary in like transactions in sales of property in similar transactions.  At the Closing, Purchaser shall deliver to Seller duly executed and acknowledged counterparts of the foregoing documents, where applicable.

5.                                       Prorations.  The following items shall be prorated at the Closing as of 12:01 am at the Property on the Closing Date:  room revenues, food and beverage revenues and other items of income with respect to the Property; fuel, electric, water and other utility costs; real estate taxes and assessments other than special assessments, based on the rates and assessed valuation applicable in the fiscal year for which assessed; all amounts payable and receivable under any contract being conveyed hereunder; and all other items of income and expense normally apportioned in sales of property in similar situations in the jurisdiction where the Property is located.  If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned on the basis of a good faith estimate by the parties and reconciled as soon as practicable after the Closing Date.  If a net amount is owed by Seller to Purchaser pursuant to this Section 5, such amount shall be credited against the Purchase Price.  If a net amount is owed by Purchaser to Seller pursuant to this Section 5, such amount shall be added to the Purchase Price paid to Seller.  As between Owner and TRS, all such prorations shall be for the account of TRS in accordance with the terms of the lease between Owner and TRS.  In addition, Seller shall convey to Purchaser all cash and other funds located at the property at Closing, and Seller shall receive a credit therefor.  This Section 5 shall survive the Closing.

6.                                       Closing Costs.  Purchaser shall pay (a) fifty percent (50%) of all documentary, stamp, sales, intangible and other transfer taxes and fees incurred in connection with the transactions contemplated by this Agreement, (b) fifty percent (50%) of all state, city, county, municipal and other governmental recording and filing fees and charges and (c) all other costs incurred by Purchaser in connection with this Agreement. Seller shall pay (i) fifty percent (50%) of all documentary, stamp, sales, intangible and other transfer taxes and fees incurred in connection with the transactions contemplated by this Agreement, (ii) fifty percent (50%) of all state, city, county, municipal and other governmental recording and filing fees and charges and (iii) all other costs incurred by Seller in connection with this Agreement.

7.                                       Casualty.  If, prior to the Closing, the Property is materially destroyed or damaged by fire or other casualty, Seller shall promptly notify Purchaser of such fact, whereupon Purchaser shall have the right to terminate this Agreement by giving notice to Seller not later than ten (10) days after the giving of Seller’s notice (and, if necessary, the Closing Date shall be extended until one day after the expiration of such ten-day period).  If Purchaser elects to terminate this Agreement as aforesaid, this Agreement shall terminate and be of no further force and effect and no party shall have any liability to the other hereunder.  If less than a material part of the Property shall be affected by fire or other casualty or if Purchaser shall not elect to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Purchaser at the Closing the rights of Seller to the proceeds, if any, under Seller’s insurance policies covering the Property with respect to such damage or destruction and there shall be credited against the Purchase Price the amount of any deductible and any proceeds previously received by Seller on account thereof (to the extent not previously applied to the preservation or repair of the Property).

8.                                       Condemnation.  If, prior to the Closing, a material part of the Property (including access or parking thereto), is taken by eminent domain (or is the subject of a pending taking which has not yet been consummated), Seller shall notify Purchaser of such fact promptly after obtaining knowledge thereof and Purchaser shall have the right to terminate this Agreement by giving notice to Seller not later than ten (10) days after the giving of Seller’s notice (and, if necessary, the Closing Date shall be extended until one day after the expiration of such ten-day period).  If Purchaser elects to terminate this Agreement as aforesaid, this Agreement shall terminate and be of no further force and effect and no party shall have any liability to the other hereunder.  If less than a material part of the Property shall be affected or if Purchaser shall not elect to terminate this Agreement as aforesaid, the sale of the Property shall be consummated as herein provided without any adjustment to the Purchase Price (except to the extent of any condemnation award received by Seller prior to the Closing) and Seller shall assign to Purchaser at the Closing all of Seller’s right, title and interest in and to all awards, if any, for the taking, and Purchaser shall be entitled to receive and keep all awards for the taking of the Property or such portion thereof.

9.                                       “AS IS”.  Except as will be set forth in the Deed, Seller has not made, and Purchaser has not relied on, any information, promise, representation or warranty, express or implied, regarding the Property, whether made by Seller, on Seller’s behalf or otherwise, and Purchaser is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in the Deed.  Accordingly, Purchaser shall purchase the Property in its “as is”, “where is” and “with all faults” condition on the Closing Date.  This Section 9 shall survive the Closing.

10.                                 Default by Seller.  If the transaction herein contemplated fails to close as a result of Seller’s default hereunder, Purchaser may, as its sole and exclusive remedy, at law or in equity, either (a) terminate this Agreement (in which case, Seller shall reimburse Purchaser for all of the fees, charges, disbursements and expenses of Purchaser’s attorneys) or (b) pursue a suit for specific performance.

11.                                 Default by Purchaser.  If the transaction herein contemplated fails to close as a result of Purchaser’s default hereunder, Seller may terminate this Agreement (in which case, Purchaser shall reimburse Seller for all of the fees, charges, disbursements and expenses of Seller’s attorneys).

12.                                 Arbitration.

(a)                          Any disputes, claims or controversies between Seller and Purchaser (i) arising out of or relating to this Agreement, or (ii) brought by or on behalf of any shareholder of Seller or Purchaser (which, for purposes of this Section 12, shall mean any shareholder of record or any beneficial owner of shares of Seller or Purchaser, or any former shareholder of record or beneficial owner of shares of Seller or Purchaser), either on his, her or its own behalf, on behalf of Seller or Purchaser or on behalf of any series or class of shares of Seller or Purchaser or shareholders of Seller or Purchaser against Seller or Purchaser or any trustee, director, officer, manager (including Reit Management & Research LLC or its successor), agent or employee of Seller or Purchaser, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement, the declaration of trust, limited liability company agreement, partnership agreement or analogous governing instruments, as applicable, of Purchaser or Seller, or the bylaws of Purchaser or Seller (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes, shall on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 12.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, directors, officers or managers of Seller or Purchaser and class actions by a shareholder against those individuals or entities and Seller or Purchaser.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

(b)                         There shall be three arbitrators.  If there are only two parties to the Dispute (with, for purposes of this Section 12, any and all parties involved in the Dispute and owned by the same ultimate parent entity treated as one party), each party shall select one arbitrator within 15 days after receipt by respondent of a copy of the demand for arbitration.  Such arbitrators may be affiliated or interested persons of such parties.  If either party fails to timely select an arbitrator, the other party to the Dispute shall select the second arbitrator who shall be neutral and impartial and shall not be affiliated with or an interested person of either party. If there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator. Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either all claimants or all respondents fail to timely select an arbitrator then such arbitrator (who shall be neutral, impartial and unaffiliated with any party) shall be appointed by the AAA.  The two arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within 15 days of the appointment of the second arbitrator.  If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)                          The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)                         There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

(e)                          In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of the Commonwealth of Massachusetts.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.

(f)                            Except to the extent expressly provided by Section 12 or as otherwise agreed by the parties, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of Seller’s or Purchaser’s award to the claimant or the claimant’s attorneys.  Except to the extent otherwise agreed by the parties, each party (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

(g)                         An Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(h)                         Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Each party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

(i)                             This Section 12 is intended to benefit and be enforceable by the shareholders, trustees, directors, officers, managers (including Reit Management & Research LLC or its successor), agents or employees of any party and the parties and shall be binding on the shareholders of any party and the parties, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

13.                                 Allocation of Liability.  It is expressly understood and agreed that Seller shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities, and expenses to the extent arising out of events, contractual obligations, acts, or omissions of Seller that occurred in connection with the ownership or operation of the Property during the period in which Seller owned the Property prior to the Closing and Purchaser shall be liable to third parties for any and all obligations, claims, losses, damages, liabilities and expenses to the extent arising out of events, contractual obligations, acts, or omissions of Purchaser that occur in connection with the ownership or operation of the Property during the period in which Purchaser owns the Property after the Closing.  This Section 13 shall survive the Closing.

14.                                 Guest Property.  Property of guests of the hotel which is left in the care, possession or control of the hotel shall be inventoried on the Closing Date.  Prior to the Closing Date, Seller shall be responsible for all such property.  From and after the Closing Date, Purchaser shall be responsible for all such property which is identified in such inventory.  This Section 14 shall survive the Closing.

15.                                 Brokers.  Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby.  Each party shall indemnify and hold harmless the other party and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including reasonable attorneys’ fees, charges and disbursements arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any other broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party.  The provisions of this Section 15 shall survive the Closing.

16.                                 Notices.

(a)  Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given if in writing and the same shall be delivered either in hand, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b)                                 All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a business day or is required to be delivered on or before a specific day which is not a business day, the day of receipt or required delivery shall automatically be extended to the next business day.

(c)                                  All such notices shall be addressed,

if to Seller, to:	c/o Hospitality Properties Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458-1632
Attn: John G. Murray, President

if to Purchaser, to:	Auburn Hills Suites LLC
Two Newton Place
255 Washington Street
Newton, Massachusetts 02458-1632
Attn: David J. Hegarty, President

(d)                         By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

17.                                 Assignment; Successors and Assigns.  This Agreement and all rights and obligations hereunder shall not be assignable, directly or indirectly, by any party without the written consent of the other.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  Except as otherwise expressly provided herein, this Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

18.                                 Performance on Business Days.  In the event the date on which performance or payment of any obligation of a party required hereunder is other than a business day, the time for payment or performance shall automatically be extended to the first business day following such date.

19.                                 Time of Essence.  Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

20.                                 Governing Law.  This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of The Commonwealth of Massachusetts.

21.                                 NON-LIABILITY OF TRUSTEES OF OWNER.  THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING OWNER, DATED DECEMBER 13, 2004, AS AMENDED AND SUPPLEMENTED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF OWNER SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, OWNER.  ALL PERSONS DEALING WITH OWNER IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF OWNER FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

OWNER:

HPT IHG-2 PROPERTIES TRUST,
a Maryland real estate investment trust

By:	/s/ John G. Murray
Name:	John G. Murray
Its:	President & COO

TRS:

HPT TRS IHG-2, INC.,
a Maryland corporation

By:	/s/ John G. Murray
Name:	John G. Murray
Its:	President & COO

PURCHASER:

AUBURN HILLS SUITES LLC,
a Michigan limited liability company

By:	/s/ Jennifer B. Clark
Name:	Jennifer B. Clark
Its:	Secretary

EXHIBIT A

LAND

Situated in the City of Auburn Hills, County of Oakland, State of Michigan.

Units 3 and 4 of EXECUTIVE HILLS NORTH CONDOMINIUM, according to the Master Deed recorded in Liber 16844, Pages 639 through 674, inclusive, as amended by First Amendment to Master Deed as recorded in Liber 18611, Pages 741 through 763, inclusive, as amended by Second Amendment to Master Deed recorded in Liber 20197, Pages 501 through 515, inclusive, and subsequently amended by Third Amendment to Master Deed as recorded in Liber 21417, Pages 633 through 643, inclusive, Oakland County Records, and designated as Oakland County Condominium Subdivision Plan No. 1025, together with rights in general common elements and limited common elements as set forth in the above Master Deed and as described in Act 59 of the Public Acts of 1978, as amended.

Together with an Access Easement Agreement, as recorded in Liber 18365, Page 739, Oakland County Records.

Together with a perpetual, non-exclusive easement for utility created in that certain Utility and Construction Easement Agreement recorded in Liber 17076, Page 88, Oakland County Records.

Parcel ID: 14-26-126-017 ; 14-26-126

Street Address: 2050 Featherstone, Auburn Hills